EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
INDEPENDENT AUDITORS' REPORT

To the Board of Managers and Officers and Members of Lazard Alternative Strategies Fund, L.L.C.

In planning and performing our audit of the financial statements of Lazard Alternative Strategies Fund, LLC (the "Fund") for the period ended March 31, 2002 (on which we have issued our report dated May 17, 2002), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatments caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2002.

This report is intended solely for the information and use of management, the Board of Managers and Officers and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
New York, New York
May 17, 2002



EXHIBIT B:
           LAZARD ALTERNATIVE STRATEGIES FUND, L.L.C.

             Unanimous Written Consent in Lieu of a
                Meeting of the Board of Managers

WHEREAS, at the regular meeting of the Board of Managers of Lazard Alternative Strategies Fund, L.L.C. (the "Company") held on February 27, 2002 the managers discussed the potential benefit to the Company of changing the fiscal year of the Company to March 31;

WHEREAS, the Board of Managers, pursuant to authority granted to it under the Limited Liability Company Agreement of the Company
(the "LLC Agreement"), may select a new fiscal year for the Company;

WHEREAS, the Board of Managers has considered such matters as it has deemed necessary to make an informed determination that selecting a new fiscal year for the Company is in the best interests of the Company and its members;

NOW THEREFORE, the undersigned, being all of the managers of the Company, and acting pursuant to Section 3.2 of the LLC Agreement, hereby adopt the following resolution:

RESOLVED, that the fiscal year of the Company for 2001 shall end on March 31, 2002 and, thereafter, the fiscal year of the Company shall end on March 31.

IN WITNESS WHEREOF, this unanimous written consent (the
"Consent") has been executed by each of the managers of the Company as of the 18th day of March, 2002 and each manager does hereby direct that this Consent be filed with the minutes of the Company.


/s/ Lawrence Kudlow
Lawrence Kudlow

/s/ Leon M. Pollack
Leon M. Pollack

/s/ Richard Reiss, Jr.
Richard Reiss, Jr.

/s/ Michael S. Rome
Michael S. Rome